EXHIBIT 99.1

Phoenix Footwear Group, Inc.

PHOENIX FOOTWEAR ANNOUNCES FIRST QUARTER 2007 FINANCIAL RESULTS

•	Net sales increased 4% to $42 million year-over-year

•	Shipped first orders of newly designed Tommy Bahama Footwear and introduced new Tommy Bahama Footwear Fall product line

•	Began shipments of footwear under American Red Cross brand

•	Appointed Cathy Taylor as Chief Executive Officer

•	Appointed Michael Crosno as Vice President of Sales for Trotters and SoftWalk divisions

Carlsbad, California, May 15, 2007 — Phoenix Footwear Group, Inc. (AMEX: PXG), a multi-brand footwear, apparel and accessories company, announced today consolidated results for its first quarter ended March 31, 2007.

Net sales for the first quarter of fiscal 2007 increased 4.3% to $42.1 million compared to $40.3 million for the first quarter of fiscal 2006. The net sales growth was primarily attributable to strong performance of the Altama and Chambers Belt brands, which increased 54.0% and 28.3%, respectively, as well as a positive contribution from Trotters. Additionally, during the first quarter, the Company started shipping footwear under the American Red Cross brand. The net sales growth was offset significantly by a 46.5% decrease in Tommy Bahama and a 48.6% decrease in H.S. Trask.

For the first quarter of fiscal 2007, the Company reported net income of $414,000, or $0.05 per share, on 8.7 million fully diluted weighted- average shares outstanding. The first quarter of 2007 includes increased corporate expenditures associated with Sarbanes-Oxley compliance, FIN 48 implementation and CEO recruitment fees of approximately $1.0 million, or $0.07 per diluted share. In the first quarter of 2006, the Company reported net income of $3.0 million, or $0.37 per diluted share, which included a net one-time gain associated with the Altama purchase price adjustment of $1.5 million, or $0.19 per diluted share.

Commenting on the results, Jim Riedman, Phoenix Footwear’s Chairman, said, “We returned to profitability in the first quarter and continued the implementation of many key initiatives necessary to successfully execute our growth strategy. We have entered 2007 with a significantly improved outlook across most of our brands. The completely redesigned and repositioned Tommy Bahama Footwear brand enjoyed strong sell-throughs and we have recently introduced a new Tommy Bahama Fall 2007 line. Additionally, we started shipping our first footwear product under the American Red Cross brand, which made a modest initial contribution to our top-line during the quarter. Finally, we have embarked upon restructuring the H.S. Trask brand and expect it to start contributing to our growth in the future.”

Mr. Riedman continued, “During the quarter we also made significant enhancements to our management team. We are thrilled to welcome Cathy Taylor as the Company’s new Chief Executive Officer. Cathy brings to Phoenix Footwear over 25 years of executive and consulting experience in developing and managing top-tier consumer lifestyle brands. As an industry veteran who spent two decades with Cole Haan and Nike, we believe Cathy is the right person to bring Phoenix Footwear to the next level of its success in 2007 and beyond. We are also pleased with the addition of Michael Crosno as Vice President of Sales for our Trotters and SoftWalk divisions as we continue to foresee a strong future for both of these brands.”

Cathy Taylor, Phoenix Footwear’s CEO, said, “I’m honored to join Phoenix Footwear’s talented executive team. I believe the Company has a strong portfolio of brands and each has significant growth potential. We plan to stay focused on leveraging the brands’ strengths, expanding their market presence and building value for our shareholders. I am excited by the opportunities ahead for the Company and its brands.”

Gross margin in the first quarter of fiscal 2007 was 35.5%, compared to 38.9% in the first quarter of 2006. The decrease in gross margin was due to a decrease in sales of Royal Robbins and SoftWalk, which represent high margin brands, as well as an increase in sales of military boot and accessories which both generate relatively lower margins.

Operating costs increased 22.9% to $12.7 million, compared to $10.3 million in the first quarter of fiscal 2006. The increase in operating expenses in the first quarter of fiscal 2007 is primarily attributable to the $1.5 million net gain related to the Altama purchase price reduction settlement recognized during the first quarter of fiscal 2006 which reduced operating expenses, in addition to increased spending on legal, tax and auditing fees and initiatives addressing Sarbanes-Oxley compliance and FIN 48 implementation. Operating expenses as a percentage of sales were 30.1% in the first quarter of fiscal 2007, as compared to 25.5% in the first quarter of fiscal 2006.

Operating income for the first quarter of 2007 was $2.3 million, compared to operating income of $5.4 million in the first quarter of fiscal 2006.

During the first quarter of 2007, interest expense totaled $1.6 million, compared to $1.4 million in the comparable prior fiscal year period. This increase is primarily related to higher interest rates.

As of March 31, 2007 the Company had defaulted on its financial covenants with its bank. On May 14, 2007, the bank waived the covenant violations. The Company, however, does not believe it will meet its current financial covenants during the remainder of 2007. The Company is having ongoing discussions with its bank about amending its future financial covenants to better align with management’s expected financial performance for the remainder of fiscal 2007. There is no assurance, when or if, future covenant waivers or amendments will be provided by the bank.

Unit Results

Royal Robbins

First quarter fiscal 2007 net sales for Royal Robbins decreased 9.6% to $10.1 million, compared to $11.2 million a year ago. The decrease was primarily attributable to lower sales volumes related to the loss of two large customers during Fall 2006: Dick’s Sporting Goods and Academy Sports. The long-term outlook for Royal Robbins remains very positive as the brand continues to see growth and healthy sell-through in the rest of its retail accounts. The Company believes Royal Robbins will return to positive levels of growth in the second half of 2007.

Tommy Bahama

First quarter net sales from the Tommy Bahama Footwear brand decreased 46.5% to $2.3 million, compared to $4.3 million in the first quarter a year ago. The brand was completely redesigned and repositioned in 2006. The new styles of Tommy Bahama footwear and belts began shipping only in January 2007, which adversely impacted the brand’s sales during the first quarter. The new product is experiencing robust sell-throughs at Tommy Bahama Retail and the Company has begun shipping additional orders to other retailers, including Nordstrom and Macy’s. The Company expects shipments will continue to increase throughout 2007 as more styles become available. Based on the successful initial sell-throughs of new styles of Tommy Bahama Footwear, the Company believes the brand is positioned for future growth and will begin making contributions to the bottom-line in the future.

Chambers

Chambers’ net sales for the first quarter of fiscal 2007 increased 28.3% to $9.9 million, compared to $7.7 million for the first quarter of fiscal 2006. The business unit further expanded its presence in Wal-Mart. During the quarter Chambers also opened a new relationship with Shopko a Midwest store chain with 143 locations. The Company believes Chambers is well positioned to maintain its growth momentum as the brand continues to expand into additional markets.

Altama

Altama’s net sales for the first quarter of fiscal 2007 increased 54.0% to $11.1 million, compared to net sales of $7.2 million for the first quarter of fiscal 2006. Altama’s latest DoD contract expired September 30, 2006. The Company submitted a bid proposal for a new contract with the DoD on August 2, 2006 and expects to be notified by the DoD of any contract award in the first half of fiscal 2007, although there can be no assurance as to when it will be notified or whether it will be successful in receiving an award.

As of March 31, 2007 the Company had approximately 31,000 pairs of firm military boot delivery orders from the DoD and another U.S. government agency which are expected to be delivered during the second quarter of fiscal 2007. Additionally, during the first quarter, the demand for EXO-Speed™ and EXO-LIGHT Speed tactical boots remained very strong.

During the first quarter of fiscal 2007 the Company made its first shipments of footwear under a previously signed license agreement with American Red Cross. These shipments resulted in net sales of $136,000 during the quarter. This initiative allows the Company to combine its proprietary foot bed technology and expertise in institutional footwear with the brand equity of American Red Cross to target the footwear market for healthcare professionals. Based on the initial success of the product, the Company expects it to begin contributing positively to its growth and earnings in the later half of fiscal 2007.

SoftWalk

SoftWalk’s net sales for the first quarter decreased 9.3% to $3.0 million, compared to $3.3 million for the first quarter of fiscal 2006. The brand presently enjoys a strong future position and as a result the Company expects SoftWalk to generate positive growth during 2007.

Trotters

First quarter Trotters sales increased 2.2% to $4.4 million, compared to $4.3 million for the same quarter a year ago. Trotters benefited from lower close-out sales which contributed to the brand’s improved performance during the quarter. The Company believes the brand will enjoy higher growth rates in the second half of 2007.

During the quarter, the Company welcomed Michael Crosno as Vice President of Sales of the Trotter and SoftWalk divisions. His extensive industry experience, including three decades of sales and marketing with Munro & Company and Nine West Group, Inc., is expected to help the Company further develop the Trotters and SoftWalk brands and expand their market share.

H.S. Trask

Net sales for H.S. Trask decreased 48.6% to $1.2 million in the first quarter, compared to $2.4 million a year ago. The Company is in the process of updating and redesigning the brand and developing new products. Although these restructuring initiatives negatively impacted H.S. Trask’s sales during the first quarter, the Company expects to see an increase in the brand’s sales later in 2007 as the new styles become available for shipment to customers.

Balance Sheet

As of March 31, 2007, Phoenix Footwear’s cash and cash equivalents totaled $2.3 million. Additionally, the Company had $56.0 million in bank debt, including its outstanding line of credit. Because the Company does not expect to meet its required financial covenants as of June 30, 2007, the Company has reclassified all of its long-term bank debt as a current liability as of March 31, 2007. This reclassification resulted in a working capital deficit of $8.2 million as of March 31, 2007. Excluding the effects of this long-term debt reclassification, the Company would have had positive working capital at March 31, 2007 of $34.4 million.

The Company has implemented, and continues to implement initiatives to reduce the working capital required for its business. The Company is also exploring a possible sale of one or more of its assets to reduce bank debt. There can be no assurance that any transaction will occur or if one is undertaken, its terms or timing. The Company does not intend to make announcements regarding a potential sale until a definitive agreement providing for the transaction is approved by the Board of Directors and signed by the Company.

First Quarter 2007 Conference Call

Phoenix Footwear will host a conference call to discuss the first quarter 2007 results today at 4:30 p.m. Eastern Time. To participate in the conference call, investors should dial 877-704-5391 ten minutes prior to the scheduled start time. International callers should dial 913-312-1301. For those unable to participate in the live call, a replay will be available beginning at 7:30 p.m. Eastern Time today, through May 22, 2007, at midnight Eastern Time. To access the replay, dial 888-203-1112 (passcode: 9156408). International callers should dial 719-457-0820 and use the same passcode. The call will also be broadcast live over the Internet and can be accessed on the Investor section of Phoenix Footwear’s website at www.phoenixfootwear.com. For those unable to participate during the live broadcast, the webcast will be archived.

About Phoenix Footwear Group, Inc.

Phoenix Footwear Group, Inc., headquartered in Carlsbad, California, designs, develops and markets a diversified selection of men’s and women’s dress and casual footwear, belts, personal items, outdoor sportswear and travel apparel. The Company’s moderate-to-premium priced brands include Royal Robbins® apparel, the Tommy Bahama Footwear®, Trotters®, SoftWalk®, Strol®, H.S. Trask®, and Altama® footwear lines, and Chambers Belts®. Emphasizing quality, fit and traditional and authentic designs, these brands comprise over 100 different styles of footwear, 750 styles of personal accessories, and over 250 styles of apparel products, primarily sold through department stores, specialty retailers and catalogs. Phoenix Footwear Group, Inc. is traded on the American Stock Exchange under the symbol PXG.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. These forward-looking statements include, but are not limited to, statements regarding expected financial performance and improvements, statements regarding the expected benefits of current and future contracts and orders, and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” “seeks,” “exploring, “ or similar expressions. Investors are cautioned that all forward- looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Many of these risks and uncertainties are discussed in Phoenix Footwear’s Annual Report on Form 10-K for the fiscal year ended December 30, 2006 filed with the Securities and Exchange Commission (the “SEC”), and in any subsequent reports filed with the SEC, all of which are available at the SEC’s website at www.sec.gov. These include without limitation: risks related to the Company’s ability to attract and retain new senior management personnel; the Company’s ability to obtain waivers and amendments to its defaulted secured credit arrangement and the attendant risk of increased costs or stockholder dilution from refinancing the defaulted debt or foreclosure on the Company’s assets if a waiver/amendment is not obtained or the debt is not refinanced; the risk that the Company will not be able to continue as a going concern; the failure to obtain future DoD boot solicitations or be awarded the DoD contract for military boots; risks associated with future acquisitions, including potential dilution and integration issues, risks of contract performance; risks of contract termination, either for default or for the convenience of the U.S. government; adverse results of U.S. government audits of our U.S. government contracts; risks associated with complex U.S. government procurement laws and regulations; delays in acceptance of delivery of government orders; adverse changes in U.S. government spending priorities; the concentration of the Company’s sales to a relatively small group of customers; changing consumer preferences and fashion trends; competition from other companies in the Company’s markets; the potential financial instability of the Company’s customers; the Company’s ability to protect its intellectual property rights; the risk of losing third party trademark licenses; the Company’s ability to manage inventory levels; fluctuations in its financial results as a result of the seasonality in its business; the risks of doing business in international markets; the Company’s reliance on independent manufacturers; disruptions in the Company’s manufacturing system; the loss of one or more senior executives; fluctuations in the price, availability and quality of raw materials; a decline in general economic conditions; the possibility of impairment charges resulting from future adjustments to the value of goodwill recorded in connection with past or future acquisitions; the risk of dilution to stockholders’ ownership percentage as the result of the exercise of outstanding stock options or deferred stock awards; the negative effect on investment value and growth opportunities from a charge to earnings from the compensation of employees under its employee retirement plan and deferred stock awards; and, the control over the Company by a principal stockholder. Although the Company believes that the assumptions underlying the forward- looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward- looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. All forward-looking statements included in this press release are based on our current expectations and projections about future events, based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statements.

Contacts:

Kenneth Wolf	Andrew Greenebaum/Allyson Pooley
Chief Financial Officer	Integrated Corporate Relations, Inc.
Phoenix Footwear Group, Inc.	(310) 954-1100
(760) 602-9688	agreenebaum@icrinc.com or apooley@icrinc.com

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Phoenix Footwear Group, Inc.

Consolidated Condensed Balance Sheets

(In thousands)

	As of March 31, 2007	As of December 30, 2006
	(Unaudited)
ASSETS
Current assets:
Cash	$2,273	$846
Accounts receivable, net	28,829	20,832
Inventories, net	30,502	32,189
Income Taxes Receivable	2,503	2,503
Other current assets	4,583	4,111

Total current assets	68,690	60,481

Property, plant & equipment, net	4,256	4,371
Goodwill & unamortizable intangibles	33,343	33,335
Intangible assets, net	8,890	9,195
Other assets	50	50

	$115,229	$107,432

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,459	$8,561
Accrued expenses	5,005	6,347
Contingent liability	—	—
Notes payable - current	56,016	53,966
Deferred Income tax	—	—
Income taxes payable
Other liabilities	1,375	1,136

Total current liabilities	76,855	70,010

Notes payable, non-current	—	—
Other long term liabilities	1,525	1,419
Deferred income tax	4,159	4,159

Total liabilities	82,539	75,588

Stockholders’ equity	32,690	31,844

	$115,229	$107,432

Phoenix Footwear Group, Inc.

Consolidated Condensed Statement of Operations

(In thousands)

	For the Quarter Ended (Unaudited)
	March 31 2007		April 1 2006
Net sales	$42,074	100.0%	$40,342	100.0%
Cost of goods sold	27,117	64.5%	24,639	61.1%

Gross profit	14,957	35.5%	15,703	38.9%

Operating expenses:
Selling and administrative expenses	$12,208	29.0%	$11,199	27.8%
Non cash 401k stock grant compensation	133	0.3%	161	0.4%
Amortization	305	0.7%	327	0.8%
Other expense, net	6	—%	(1,394)	—%

Total operating expenses	12,652	30.1%	10,293	25.5%

Income from operations	2,305	5.5%	5,410	13.4%

Interest expense	$1,577		$1,369

Income before income taxes	728	1.7%	4,041	10.0%

Income tax provision	$314		$1,011

Net income	$414	1.0%	$3,030	7.5%

Phoenix Footwear Group, Inc

Condensed Net Sales Information

(Unaudited)

(In thousands)

Net Sales by Brand

	Quarter Ended		Growth / Decline
	March 31, 2007	April 1, 2006	Dollars	Percent
Trotters	$4,356	$4,264	$92	2.2%
SoftWalk	3,028	3,338	(310)	-9.3%
H.S. Trask	1,215	2,366	(1,151)	-48.6%
Royal Robbins	10,101	11,176	(1,075)	-9.6%
Altama	11,066	7,186	3,880	54.0%
Chambers	9,856	7,684	2,172	28.3%
Tommy Bahama	2,316	4,328	(2,012)	-46.5%
Other	136	—	136	100.0%

	$42,074	$40,342	$1,732	4.3%